CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Clarifies Special Common Stock Distribution

New York, NY, April 4, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) today clarified that the record date for its previously announced special common stock distribution will be paid to stockholders of record on May 1, 2012, payable on May 2, 2012, including those investors admitted as stockholders pursuant to the Company’s escrow break on May 1, 2012, which aligns with the Company’s original intent with respect to the payment of the special distribution. As previously announced, pursuant to the authorization of its board of directors, the Company declared a special common stock distribution equal to $0.05 per share. Accordingly, shareholders will receive 0.0049 of a share of the Company’s common stock for every share of common stock held of record as of May 1, 2012. This special distribution shall be paid exclusive of and in addition to the current annualized distribution of 7.90% per share, based on a $10.26 share price.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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